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                                                                    July 6, 1993



Weitz Partners, Inc.
Attention Board of Directors
9290 West Dodge Road, Suite 405
Omaha, NE 68114

Ladies and Gentlemen:

Wallace R. Weitz (the "Subscriber") hereby subscribes to ten thousand (10,000) shares of common stock, designated Partners Value Fund Shares, at $10 per share, to be issued by Weitz Partners, Inc. (the "Fund"), in consideration for an aggregate purchase price of $100,000 to be paid upon demand at such time as the Board of Directors in their discretion shall determine. Such shares will be held by the Subscriber of investment purposes only; and should the Subscriber redeem any of said shares prior to five (5 years) after the effective date of the Fund's Form N-1A Registration Statement, it hereby agrees to reimburse the Fund for its pro rata share of the unamortized organization costs of the Fund incurred during the period from the Fund's incorporation to ninety (90) days after the effective date of the Fund's Form N1A Registration Statement.


                                       Very truly yours,

                                       WALLACE R. WEITZ



                                       By: /s/ Wallace R. Weitz
                                          -------------------------
                                               Wallace R. Weitz